Exhibit 10.30

Management Retention Agreement

This Management Retention Agreement (“Agreement”) is made as of ______ __, 20___ (the “Effective Date”), between Pear Therapeutics, Inc., a Delaware corporation (the “Company”), with offices at 200 State Street, 13th floor, Boston, MA 02109 and __________ (“You”), currently residing at the address set forth below your signature on this Agreement. Capitalized terms not defined when used are defined in Exhibit A hereto.

WHEREAS, the Company’s Compensation Committee and Board of Directors have authorized the Company to enter into this management retention agreement with You; and

WHEREAS, the Company and You wish to enter into this Agreement in order to set forth the terms and conditions that address a termination of your employment.

NOW THEREFORE, in consideration of the mutual covenants and promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Termination of Employment Outside the Protection Period.

A. Termination for Cause by the Company or by You without Good Reason

If, outside the Protection Period, the Company or the Successor Entity terminates your employment for Cause or You terminate your employment other than for Good Reason, You shall be paid your accrued but unpaid vacation pay and earned but unpaid Salary up to and including the Termination Date, paid within two (2) weeks of the Termination Date (or sooner if required by applicable law), and shall be reimbursed for any business expense incurred by You up to and including the Termination Date consistent with Company policy. You will provide the Company with thirty (30) day’s minimum advance notice, in writing, of your resignation from the Company. Nothing in this Agreement shall be deemed to entitle You to continued employment with the Company, and your employment shall continue to be employment at will and may be terminated at any time with or without Cause.

B. Termination without Cause by the Company or by You for Good Reason.

If, outside the Protection Period, the Company or the Successor Entity terminates your employment without Cause, or You terminate your employment for Good Reason, You shall receive:

(i) an amount equal to your accrued but unpaid vacation pay and earned but unpaid Salary up to and including the Termination Date, paid within two (2) weeks of the Termination Date (or sooner if required by applicable law), and reimbursement for any business expense incurred by You up to and including the Termination Date consistent with Company policy;

(ii) an amount equal to the sum of six (6) months of your base salary as of the Termination Date, paid in a lump sum within two (2) weeks of the Termination Date; and

(iii) continued medical, life insurance, disability and other benefits to the same extent in which You participated prior to the Termination Date until the earlier to occur of six (6) months following the Termination Date or the day You become eligible for and receive similar benefits with a new employer (the “Six Month Benefit Continuation Period”); provided that if You are not permitted to participate in such a plan and if insurance under the Consolidated Omnibus Reconciliation Act (“COBRA”) is available to You and You elect to make use of COBRA, then the Company will pay COBRA premiums during the Six Month Benefit Continuation Period at the same amount as it pays for current insurance.

2. Termination of Employment Inside the Protection Period.

A. Termination for Cause by the Company or by You without Good Reason.

If, inside the Protection Period, the Company or the Successor Entity terminates your employment for Cause or You terminate your employment other than for Good Reason, You shall be paid your accrued but unpaid vacation pay and earned but unpaid Salary up to and including the Termination Date , paid within two (2) weeks of the Termination Date (or sooner if required by applicable law), and shall be reimbursed for any business expense incurred by You up to and including the Termination Date consistent with Company policy. You will provide the Company with thirty (30) day’s minimum advance notice, in writing, of your resignation from the Company. Nothing in this Agreement shall be deemed to entitle You to continued employment with the Company, and your employment shall continue to be employment at will and may be terminated at any time with or without Cause.

B. Termination without Cause by the Company or by You for Good Reason.

If, inside the Protection Period, You terminate your employment with the Company or the Successor Entity for Good Reason, or the Company or the Successor Entity terminates your employment hereunder without Cause, then, in lieu of the payments otherwise due to You under Section 1(B) above, You shall receive:

(i) an amount equal to your accrued but unpaid vacation pay and earned but unpaid Salary, paid within two (2) weeks of the Termination Date (or sooner if required by applicable law), and reimbursement for any business expense incurred by You up to and including the Termination Date consistent with Company policy;

(ii) an amount equal to the sum of twelve (12) months of your base salary as of the Termination Date, paid in a lump sum within two (2) weeks of the Termination Date;

(iii) continued medical, life insurance and benefits to the same extent in which You participated prior to the Termination Date until the earlier to occur of twelve (12) months following the Termination Date or the day You become eligible for and receive similar benefits with a new employer (the “Twelve Month Benefit Continuation Period”); provided that if You are not permitted to participate in such a plan and if insurance under COBRA is available to You and You elect to make use of COBRA, then the Company will pay COBRA premiums during the Twelve Month Benefit Continuation Period at the same amount as it pays for current insurance; and

(iv) (a) if acceleration has not already occurred upon a Change of Control and any stock option or other equity based award granted under the Company’s 2013 Stock Incentive Plan or any new or similar equity incentive plan in which You participate (such option or awards, “Equity Awards”) have not been terminated, your outstanding stock options shall automatically accelerate and become fully exercisable and all restrictions and conditions on your outstanding stock awards and other equity based awards shall immediately lapse as of the Termination Date or (b) if any Equity Awards have been terminated, You shall receive a cash amount equal to equal to the amount You would have received had all such terminated Equity Awards been fully vested and exercised, as applicable, by You immediately prior to such Change of Control (net of any exercise price of options and the like).

3. Release. Your entitlement to the payments described in Sections 1 and 2 are expressly contingent upon You first providing the Company with a signed general release of claims in favor of the Company in the form of Exhibit B to this Agreement (the “Release”) and not revoking such Release for a period of seven days after its execution or thereafter. In order to be effective, such Release must be delivered by You to the Company no later than forty-five (45) days following the Termination Date.

4. Modification of Payments.

A. In the event it shall be determined that any payment, right or distribution by the Company or any other person or entity to or for your benefit pursuant to the terms of this Agreement or otherwise, in connection with, or arising out of, your employment with the Company or a change in ownership or effective control of the Company or a substantial portion of its assets (a “Payment”) is a “parachute payment” within the meaning of Section 280G of the Code on account of the aggregate value of the Payments due to You being equal to or greater than three times the “base amount,” as defined in Section 280G(b)(3) of the Code, (the base amount hereinafter being referred to as the “Base Amount”) so that You would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) and the net after-tax benefit that You would receive by reducing the aggregate Payments to an amount equal to 2.99 times the Base Amount is greater than the net after-tax benefit You would receive if the full amount of the Payments were paid to You, then the Payments payable to You shall be reduced (but not below zero) so that the aggregate Payments due to You do not exceed an amount equal to 2.99 times the Base Amount. Any reduction in the Payments required to be made pursuant to this section shall be made first with respect to Payments payable in cash before being made in respect to any Payments to be provided in the form of benefits or equity award acceleration, and in the form of benefits before being made with respect to equity award acceleration, and in any case, shall be made with respect to such Payments in inverse order of the scheduled dates or times for the payment or provision of such Payments.

B. All determinations required to be made under this Section 4, including whether any Payment is a “parachute payment” and the assumptions to be utilized in arriving at such determination, shall be made by the Company in consultation with its external advisers. The Company shall provide detailed supporting calculations to You within 15 business days of making a Payment.

5. Other Tax Matters.

A. The Company shall withhold all applicable federal, state and local taxes income and employment taxes and other amounts as may be required by law with respect to compensation payable to You pursuant to this Agreement.

B. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from the requirements of Section 409A of the Code (“Section 409A”) or shall comply with the requirements of such provision. Notwithstanding any provision of this Agreement to the contrary, if You are a “specified employee” (within the meaning of Section 409A), any payments or arrangements due upon a termination of your employment under any arrangement that constitutes a “nonqualified deferral of compensation” (within the meaning of Section 409A) and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (i) the date which is six months after your “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of your death.

C. After the Termination Date, You shall have no duties or responsibilities that are inconsistent with having a “separation from service” (within the meaning of Section 409A) as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service”(as determined under Section 409A) and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may You, directly or indirectly, designate the calendar year of any payment to be made under this Agreement and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company. Notwithstanding the foregoing, in the event that the forty-five-day period for providing a Release set forth in Section 3 above spans two calendar years, no payment shall be made under this Agreement until the second calendar year.

D. Any amounts otherwise payable to You following a termination of employment that are not so paid by reason of this Section 5 shall be paid as soon as practicable following, and in any event within thirty (30) days following, the date that is six (6) months after your separation from service (or, if earlier, the date of your death) together with interest on the delayed payment at 5%. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A.

E. Any reimbursement payment due to You shall be paid to You on or before the last day of your taxable year following the taxable year in which the related expense was incurred. Reimbursements are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that You receive in one taxable year shall not affect the amount of such reimbursements that You receive in any other taxable year.

6. Provisions Operating Following Termination. Notwithstanding any termination of your employment with or without Cause, any provision of this Agreement necessary to give it efficacy shall continue in full force and effect following such termination.

7. Notices. Any notice to be given in connection with this Agreement shall be given in writing and may be given by personal delivery, by certified mail, postage prepaid, or by nationally recognized courier addressed to the recipient as set forth herein, or to such other address or individual as may be designated by notice by either party to the other. Any notice given by personal delivery or via courier shall be deemed to have been given on the day of actual delivery and, if made or given by certified mail, on the third day, other than a Saturday or Sunday following the deposit thereof with the U.S. Postal Service.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of law rules.

9. Benefit of Agreement.

A. This Agreement shall not be terminated by a Change of Control. In the event of any Change of Control, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets of the Company are transferred.

B. The Company agrees that concurrently with any Change of Control it will cause any successor or transferee unconditionally to assume, by written instrument delivered to You (or your beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such Change of Control, shall be a breach of this Agreement and shall constitute Good Reason hereunder and shall entitle You to compensation and other benefits from the Company in the same amount and on the same terms as You would be entitled hereunder if your employment was terminated by the Company or a Successor Entity other than for Cause or by You with Good Reason. For purposes of implementing the foregoing, the date on which any such Change of Control becomes effective shall be deemed the date Good Reason occurs and shall be the Termination Date if requested by You.

C. This Agreement shall inure to the benefit of and be binding upon your heirs, executors, administrators and legal personal representatives and to and upon the successors and assigns of the Company, respectively.

10. Entire Agreement. This Agreement and the Employee Non-disclosure, Non-solicitation and Assignment of Intellectual Property Agreement between the Company and You constitute the entire agreement between the parties hereto with respect to the terms and conditions of your employment and cancel and supersede any prior understandings and agreements between the parties to this Agreement. There are no representations, warranties, forms, conditions, undertakings or collateral agreements expressed, implied or statutory between the parties hereto other than as expressly set forth in this Agreement.

11. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of any other jurisdiction but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12. Amendments and Waivers. Any provision of this Agreement may be amended or waived only with prior written consent of the Company and You.

13. Counterparts. This Agreement may be executed in any number of counterparts, and delivery by facsimile transmission or in portable document format by electronic means shall have the same effect as personal delivery of an executed counterpart of this Agreement, each of which will be deemed to be an original and all of which together will constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Company and You hereby make this Agreement legally binding.

PEAR THERAPEUTICS,INC.

By:
Name:
Title:

YOU:

Address:

Exhibit A – Definitions

Definitions.

(a) “Cause” means, with respect to You, (a) any material breach by You of any agreement to which You and the Company are both parties, (b) any act (other than retirement) or omission to act by You which may have a material and adverse effect on the Company’s business or on your ability to perform services for the Company, including, without limitation, the commission of any crime (other than minor traffic violations), or (c) any material misconduct or material neglect of duties by You in connection with the business or affairs of the Company. Your employment shall be deemed to have been terminated for Cause if the Company determines within thirty (30) days of the termination of employment (whether such termination was voluntary or involuntary) that termination for Cause was warranted.

(b) “Change in Control” means and includes each of the following:

(i) A transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any Person or related Group of Persons (other than the Company or a Person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(ii) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the Person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such Person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B) after which no Person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no Person or group shall be treated for purposes of this Section 2(d)(ii)(B) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

(c) “Change in Control Date” means the date upon which a Change in Control occurs.

(d) “Good Reason” means the occurrence of any of the events or circumstances set forth in clauses (i) through (v) below with respect to You without your express prior written consent and other than as a result of your disability:

(i) the failure of the Company or any of its subsidiaries to pay You any material compensation when due;

(ii) any material reduction of your annual base salary, excluding any such reduction by no more than 25% of your annual base salary that similarly affects substantially all similarly situated employees of the Company;

(iii) any change of your principal place of employment to a location more than 25 miles from your principal place of employment immediately prior to the change, which change increases your commute from your principal residence;

(iv) any material reduction in your target annual bonus; or

(v) any material adverse change in your position or duties, responsibilities, or any assignment to Your of duties or responsibilities that are materially inconsistent in an adverse respect with your position; provided, however, that this clause (v) shall not be triggered solely as a result of the Company transitioning from being publicly traded to privately held.

(e) “Protection Period” means the period commencing 60 days prior to a Change in Control Date and ending on the first anniversary of such Change in Control Date.

(f) “Salary” means your per annum base salary in effect on the relevant date.

(g) “Termination Date” means the date on which your employment hereunder terminates in accordance with this Agreement.

EXHIBIT B

RELEASE OF CLAIMS

This Release of Claims (“Release”) is entered into as of this ____ day of ______ 20___, by and between Pear Therapeutics, Inc., a Delaware corporation (the “Company”), and _________ ( “You”).

You and the Company agree as follows:

1.	The employment relationship between You and the Company and its subsidiaries and affiliates, as applicable, terminated on _________, 20___ (the “Separation Date”).

2.

In accordance with the Agreement, dated _____ __, 20__, between You and the Company (the “Agreement”), You are entitled to receive certain payments, rights and benefits after the Separation Date, subject to his execution, delivery and non-revocation of a general release of claims.

3.

In consideration of the payments, rights and benefits provided for in the Agreement, the sufficiency of which You hereby acknowledge, You, on behalf of yourself and your agents, representatives, attorneys, administrators, heirs, executors and assigns, hereby release and forever discharge each of the Company and all of its investors, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans, if any, of the Company or any of its subsidiaries, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans (the “Released Parties”), from all claims, charges or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, relating to any claims You may have arising from or relating to your employment or termination from employment with the Company or otherwise, including a release of any rights or claims You may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993; Section 1981 of the Civil Rights Act of 1866; Section 1985(3) of the Civil Rights Act of 1871; the Executive Retirement Income Security Act of 1974, as amended; the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq.; the Massachusetts Fair Employment Practices Act (M.G.L.c. 151B); the Massachusetts Wage Act (M.G.L.c.149 et seq.); any other federal, state or local laws against discrimination; or any other federal, state, or local statute, regulation or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by You of any and all claims or rights arising under contract (whether written or oral, express or implied), covenant, public policy, tort or otherwise.

4.

You acknowledge that You are waiving and releasing any rights that You may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) and that this Release is knowing and voluntary. You and the Company agree that this Release does not apply to any rights or claims that may arise under the ADEA after the effective date of this Release. You acknowledge that the consideration given for this Release is in addition to anything of value to which You are already entitled. You further acknowledge that You have been advised by this writing that: (i) You should consult with an attorney prior to executing this Release; (ii) You have up to twenty-one (21) days within which to consider this Release, although You may, at your discretion, sign and return this Release at an earlier time in which case You waive all rights to the balance of this twenty-one (21) day review period; (iii) for a period of 7 days following the execution of this Release in duplicate originals You may revoke this Release in a writing delivered to the Chairman of the Board of the Company by hand or by mail (signature of receipt required), and this Release shall not become effective or enforceable until such 7-day revocation period has expired; and (iv) nothing in this Release prevents or precludes You from challenging or seeking a determination in good faith of the validity of this Release under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

5.

You further acknowledge and agree that this RELEASE shall apply to all unknown and unanticipated injuries and/or damages. You acknowledge and understand that Section 1542 of the Civil Code of the State of California provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Being aware of Section 1542 of the California Civil Code, You, by signing this RELEASE, expressly waive the provisions of Section 1542 of the California Civil Code and any other similar provision of law that may be applicable.

6.

This Release does not release the Released Parties from any obligations due to You under the Agreement or under this Release. Without limiting the generality of the foregoing, the release set forth in Sections 4 and 5 does not and shall not extend to, and the undersigned is not releasing, (i) any claims enforcing the rights of this Agreement and (ii) exculpatory or indemnification provisions set forth in the Certificate of Incorporation or Bylaws of the Company or available under the Delaware General Corporation Law, for the benefit of any individual who served as an officer or employee of the Company at any time prior to the Effective Date (the “Non-Released Claims”) that the undersigned may have or claim to have against any of the Released Parties, in each case whether currently known or unknown or with respect to which the facts are known (or should have been known), that could give rise to or support any Non-Released Claim and of every nature and extent whatsoever. In addition, nothing contained in this Release precludes You from filing a charge of discrimination with the United States Equal Employment Opportunity Commission (“EEOC”) or any state fair employment practices agency (“FEPA”) or participating in an investigation by the EEOC or any FEPA, but You will not be entitled to any monetary or other relief from the EEOC or any FEPA on the basis of or in connection with such charge or investigation, or from any Court as a result of litigation brought on the basis of or in connection with such charge or investigation.

7.	This Release is not an admission by the Released Parties of any wrongdoing, liability or violation of law.

8.	You waive any right to reinstatement or future employment with the Company following your termination from the Company.

9.	You shall continue to be bound by the Employee Non-disclosure, Non-solicitation and Assignment of Intellectual Property Agreement between You and the Company.

10.

You shall promptly return all property in your possession of Company and its subsidiaries and affiliates, including, but not limited to, keys, credit cards, computer equipment, software and peripherals and originals or copies of books, records, or other information pertaining to Company or its subsidiaries’ or affiliates’ businesses.

11.	This Release shall be governed by the law of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules.

12.

This Release represents the complete agreement between You and the Company concerning the subject matter in this Release and supersedes all prior agreements or understandings, written or oral. This Release may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

13.

Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

14.

You acknowledge that You have carefully read and understand this Release, that You have the right to consult an attorney with respect to its provisions and that this Release has been entered into voluntarily. You acknowledge that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Released Parties to influence You to sign this Release except such statements as are expressly set forth herein or in the Separation Agreement.

The parties to this Release have executed this Release as of the day and year first written above.

PEAR THERAPEUTICS, INC.	YOU:

By:

Name:	Name:

Title: